UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 22, 2008
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On February 22, 2008, the Company completed its previously announced acquisition of the telecom portion of Intel Corporation’s Optical Platform Division.  The telecom assets acquired include intellectual property, assets and technology comprised of tunable lasers, tunable transponders, 300-pin transponders, and integrated tunable laser assemblies (ITLA).

The purchase price was $75 million in cash and $10 million in the Company’s common stock, priced at a volume-weighted average price of $13.84 per share.  Under the terms of the Agreement, the purchase price of $85 million could be adjusted based on an inventory true-up, plus specifically assumed liabilities.

This acquisition enhances EMCORE’s presence in the telecommunications market segment and expands its fiber optics product portfolio.  The acquired assets will be integrated into EMCORE’s Digital Products Division (EDP).

The parties have agreed to enter into a transition services agreement under which Intel will provide selected services to the Company for a limited period after closing.  The parties have also entered into an intellectual property agreement under which Intel will license, subject to certain conditions, certain related intellectual property to the Company in connection with the Company’s use and development of the assets being transferred to it.

The Asset Purchase Agreement, dated December 17, 2007, between the Company and Intel Corporation, was filed as Exhibit 2.1 in the Company’s Form 10-Q and filed with the Securities and Exchange Commission on February 11, 2008.

Item 9.01             Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

The financial statements required to be filed in connection with the acquisition described in Item 2.01 above are not included herein.  The Company will file the required financial statements prior to May 7, 2008.

(b)  Pro forma financial information.

The pro forma financial information required to be filed in connection with the acquisition described in Item 2.01 above are not included herein.  The Company will file the required pro forma financial information prior to May 7, 2008.

(d)  Exhibits

Exhibit Number	Description
99.1	Press Release, dated February 22, 2008, issued by EMCORE Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: February 25, 2008	By: /s/ Adam Gushard Name: Adam Gushard Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated February 22, 2008, issued by EMCORE Corporation.